Exhibit 1.01

Jacobs Solutions Inc.

Conflict Minerals Report
for the Year Ended December 31, 2024
This Conflict Minerals Report (this “Report”) of Jacobs Solutions Inc. for the year ended December 31, 2024 is provided to comply with Rule 13p-1 (the “Rule”) issued pursuant to the Securities Exchange Act of 1934. The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to Conflict Minerals (as defined below) as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products may contain Conflict Minerals that are necessary to the functionality or production of a product manufactured by the company or contracted by the company to be manufactured, or whose manufactured products may be from recycled or scrap sources. References in this Report to “Jacobs,” the “Company,” “we,” “our,” or “us” mean Jacobs Solutions Inc. and its subsidiaries.
Form SD defines “Conflict Minerals,” as “(i) [c]olumbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten, unless the Secretary of State determines that additional derivatives are financing conflict in the [Covered Countries]; or (ii) [a]ny other mineral or its derivatives determined by the Secretary of State to be financing conflict in the [Covered Countries].” Conflict minerals are considered to be from recycled or scrap sources if they are from recycled metals, which are reclaimed end-user or post-consumer products, or scrap processed metals created during product manufacturing. Recycled metal includes excess, obsolete, defective, and scrap metal materials that contain refined or processed metals that are appropriate to recycle in the production of tin, tantalum, tungsten and/or gold. Minerals partially processed, unprocessed, or a bi-product from another ore are not included in the definition of recycled metal.
The Company fully supports the goals and objectives of the Act, which aims to prevent the use of Conflict Minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (“DRC”) or adjoining countries (including Angola, Burundi, Central African Republic, Republic of Congo, Uganda, Rwanda, South Sudan, Tanzania, and Zambia; and collectively the “Covered Countries”).
In June 2019, the Company acquired The KeyW Holding Corporation, a cybersecurity and engineering products and services company (“KeyW”). At the time of the acquisition, KeyW was an SEC reporting company that filed an annual Form SD and accompanying Conflicts Mineral Report with the SEC. On September 27, 2024, the Company completed the previously announced Reverse Morris Trust transaction, pursuant to which it spun off its Critical Mission Solutions business and portions of its Divergent Solutions business, including KeyW (collectively, the ‘Spun-Off Business”), and then merged the Spun-Off Business with Amentum Parent Holdings LLC, thereby creating a new independent publicly traded company named “Amentum Holdings, Inc.” (the “Separation Transaction”). Accordingly, as used herein, “Reporting Period” shall mean the period between January 1, 2024 and September 27, 2024, the closing date of the Separation Transaction, after which the Company no longer owned KeyW.

As discussed below, based on an analysis of the products that KeyW manufactured and components that it acquired for integration into KeyW products during the Reporting Period, the Company has determined that certain Conflict Minerals were necessary to the functionality or production of some of KeyW’s products. The Company also performed due diligence on business groups within the Company to determine that it does not manufacture or contract to manufacture any other products that may contain Conflict Minerals. As such, this Report describes the Company’s process during the Reporting Period for identifying Conflict Minerals necessary to the functionality or production of KeyW’s products, as well as the country of origin inquiry and additional due diligence measures taken as to the source and chain of custody of these Conflict Minerals.
This Report is also available on our website at https://invest.jacobs.com/financials/sec-filings/default.aspx under the heading "SEC Filings." The content on any website (or accessible through any website) referred to in this Report is not incorporated by reference into this Report unless expressly noted.
1.Overview.
During the Reporting Period, KeyW’s core capabilities included advanced cyber operations and training; geospatial intelligence; cloud and data analytics; engineering; and intelligence analysis and operations. To the nominal extent that KeyW used Conflict Minerals in its products during the Reporting Period, such Conflict Minerals were in metallic form and included substrates, or metal deposited as a thin layer on the surface of an insulating circuit board. The metals were included in finished printed circuit boards, as well as wire and electronic components sold by KeyW. All substrates were purchased from third party suppliers. Although these boards or components were found in several of KeyW’s products (specialized printed circuit boards and handheld radio frequency detectors), we believe that KeyW’s finished products only contained trace amounts of Conflict Minerals.
As KeyW’s products were highly complex, we were aware of the nature of the materials supplied for use in KeyW’s products, but we had to rely on KeyW’s direct suppliers to provide specific information on the origin of Conflict Minerals if contained in components and materials supplied to KeyW, including sources of Conflict Minerals that were supplied to such direct suppliers from lower tier suppliers. In most instances, KeyW was not privy to, and often was several levels removed from, the entities that mined the Conflict Minerals. As an example, KeyW did not purchase raw ore or unrefined Conflict Minerals, but instead bought parts that may have already contained Conflict Minerals. KeyW therefore did not typically have a direct relationship with Conflict Minerals smelters and refiners, and did not perform or direct, and could not perform or direct audits of these entities within KeyW’s supply chain.

2.Reasonable Country of Origin Inquiry.
As required by Form SD, during the Reporting Period the Company, through KeyW, conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals included in KeyW products to determine whether any of such Conflict Minerals originated in the Covered Countries and whether any of such Conflict Minerals may be from recycled or scrap sources. KeyW purchasing personnel identified products that KeyW purchased for integration into KeyW end products in which a Conflict Mineral was known to be used or may be contained within via Compliance Certificates (described below), as well as the suppliers of these components and parts (the “Suppliers”).
KeyW flowed down requirements regarding Conflict Minerals where appropriate. When sourcing supplies for the production or manufacture of its products, KeyW provided a Supplier Certificate of Compliance (“Compliance Certificate”) to collect information from the Suppliers. The Compliance Certificate consisted of questions about sourcing of materials and requested each Supplier to identify whether the Supplier had provided any Conflict Minerals contained in materials or products supplied by such Supplier, whether any Conflict Minerals provided were from one of the Covered Countries, and whether any Conflict Minerals provided originated from a recycler or a scrap supplier. The completed Compliance Certificates were then reviewed by internal legal counsel to determine whether the information appeared to be complete and correct.
KeyW received responses from a majority of the Suppliers from which it solicited Compliance Certificates. Not all Suppliers provided a fully complete Compliance Certificate. KeyW requested Suppliers that did not fully complete a Compliance Certificate, or whose Compliance Certificate was determined incomplete or inconsistent, to complete the Compliance Certificate in follow-up communications, and when requested, KeyW provided guidance to Suppliers that appeared to be unfamiliar with the Compliance Certificate and/or the questions being asked.
The level of detail and completeness provided in the responses to the Compliance Certificates varied. Ultimately, we analyzed the information that the Suppliers provided to make determinations as to which products contain Conflict Minerals.
3.Conflict Minerals Due Diligence Process.
Our Conflict Minerals due diligence measures were designed to conform in all material respects with the framework in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten, and are summarized below.
(a)Establish Strong Company Management Systems.
Through KeyW, we have established strong company management systems by the development of policies, processes and awareness in corporate management that flowed down through KeyW’s sectors. Our systems also included adopting a firm statement on our position on the use of Conflict Minerals.

Position on the Use of Conflict Minerals.
We have adopted the following Conflict Minerals Statement as part of our Conflict Minerals Policy:
Jacobs is committed to conducting its business activities in accordance with the highest legal and ethical standards. This commitment is reflected in Jacobs’ Code of Conduct, which is provided on Jacobs’s external website and corporate intranet and is updated from time to time to conform with changes to laws, regulations, and industry standards. Accordingly, Jacobs is committed to sourcing materials from suppliers that share its values and expects its suppliers to comply with applicable legislation and regulations related to ethical sourcing of materials. Jacobs is engaged in creating a comprehensive process to meet this commitment, including taking steps to increase its supply chain due diligence measures and internal controls related to Conflict Minerals.
The Conflict Minerals Review.
During the Reporting Period, KeyW‘s purchasing staff, with oversight by the Company’s internal legal personnel, administered our efforts to support the goals and objectives of the Act. Efforts focused on identifying and assessing risks in the supply chain, as well as reducing the risks in the future:
•Recordkeeping. KeyW’s purchasing department sent a Compliance Certificate to each of the Suppliers. Among other things, the Compliance Certificate included clauses where the Supplier certified as to one of the following:
i.Supplier has not provided, nor will it provide, any Conflict Minerals from Covered Countries to KeyW; or
ii.Supplier has provided Conflict Minerals to KeyW and has determined that the Conflict Minerals did not originate from Covered Countries; or
iii.Supplier has provided Conflict Minerals to KeyW and has determined that the Conflict Minerals originated from a recycler or scrap supplier; or
iv.Supplier has provided Conflict Minerals to KeyW from Covered Countries.
•Information Gathering. If a Supplier certified that it provided Conflict Minerals to KeyW from Covered Countries, the Supplier was required to identify the Conflict Minerals and their origin, or the Supplier was required to state that it did not know the origin. Internal legal counsel then analyzed and tracked Supplier responses, submitted follow-up requests as necessary, and maintained updated records and Compliance Certificates.
•Contractual Measures. KeyW incorporated a Conflict Minerals provision for its purchase orders and agreements with the Suppliers. Among other things, the provision required compliance with the Act and required the Supplier to complete a Compliance Certificate.

(b)Identify and Assess Risk in the Supply Chain.
We assessed KeyW’s supply chain to reduce the likelihood that the Conflict Minerals used in KeyW’s products could benefit armed groups in the Covered Countries. The Compliance Certificate was the primary method of identifying risks in the supply chain during the Reporting Period. We also worked with the Suppliers to develop greater supply chain transparency.
(c)Design and Implement a Strategy to Respond to Identified Risks.
In situations where a Supplier disclosed the existence or potential existence of Conflict Minerals that were sourced from the Covered Countries in components or parts sold to KeyW, we engaged with the Supplier to understand the Supplier’s procurement practices. We also worked with the Supplier, if determined necessary, to attempt to reduce the likelihood that future materials would contain Conflict Minerals sourced from Covered Countries. This communication and process of transparency worked in a cyclical fashion, and over time helped to reduce the chance that KeyW’s products contained Conflict Minerals sourced from Covered Countries and put us in a better positioned to evaluate the circumstances affecting the Supplier.
To move forward in our compliance efforts, we will continue to perform due diligence on the Company’s business groups to determine whether the Company is manufacturing or contracting to manufacture any products that may contain Conflict Minerals If any such products are discovered, we will set expectations for the Suppliers for compliance with the regulations and remain engaged with the Suppliers throughout the supply chain process.
Setting Expectations for the Suppliers
During the Reporting Period, we worked with the Suppliers to determine whether the materials KeyW purchased from them for incorporation into KeyW end products contained Conflict Minerals from a Covered Country. We expected the Suppliers that reported the use of Conflict Minerals sources from Covered Countries to confirm that the use of such minerals did not directly or indirectly finance or benefit armed groups, and to comply with the SEC reporting requirements.
Additionally, we expected the following of the Suppliers:
•The Suppliers would make best efforts to supply KeyW with “DRC Conflict Free” materials (as defined in the Act), and the Suppliers who were currently not supplying KeyW with DRC Conflict Free materials would make best efforts to obtain materials that were DRC Conflict Free, with assistance from KeyW purchasing personnel and our internal counsel, if needed.
•The Suppliers would adopt their own corporate policy on Conflict Minerals that was consistent with our policy, implement management systems to support compliance with their policy, and required their own suppliers to take the same steps.
•The Suppliers would develop supply chain due diligence and provide responses to KeyW in a timely manner, working to the best of their ability to provide current and accurate information, as well as updating that information to ensure continuing conformity.

Remaining Engaged with Suppliers
During the Reporting Period, in conformity with the OECD requirement to strengthen engagement with suppliers, KeyW’s purchasing personnel engaged the Suppliers, asking that they complete a Compliance Certificate on an annual basis, and provided the Suppliers with additional information, such as updated Compliance Certificates or directives regarding the Act, as necessary. Follow-up on these communications depended upon the nature and extent of the information received from the Suppliers. This communicative and transparent process allowed us to better understand the supply chains of the Suppliers and the level of knowledge the Suppliers have of their own supply chains. We believe that this open communication process helped to improve the quality of the Suppliers’ responses and increased accountability and the quality of the materials that KeyW received, thereby ensuring that KeyW avoided producing end products that contained Conflict Minerals sourced from Covered Countries.
(d)Audit of Third-Party Suppliers in KeyW’s Supply Chain (if necessary).
We relied on third-party assurances and certifications to KeyW, especially where Suppliers were candid and complete in their responses to the Compliance Certificates. However, we reserved the right to audit or investigate a Supplier’s Compliance Certificate, or request Compliance Certificates along a Supplier’s supply chain.
(e)Report on Supply Chain Due Diligence.
This Report is publicly available at https://invest.jacobs.com/financials/sec-filings/default.aspx under the heading "SEC Filings," and meets the OECD recommendation to report annually.
4. Conflict Minerals Diligence Results.
As described above, we relied largely on the Suppliers to provide KeyW with information on the origin of the Conflict Minerals contained in components and materials supplied to KeyW, as well as to provide information on the sources of Conflict Minerals that were supplied to the Suppliers from lower tier suppliers along their supply chains. To gather this information, KeyW used the Compliance Certificates, combined with follow-up and continued communications with the Suppliers, and in some cases points along the Suppliers’ supply chain.
Based on this process, we determined that small portions of tin, titanium, tungsten, and gold were included in products received by KeyW from the Suppliers during the Reporting Period. Additionally, we determined that a portion of the tin, titanium, tungsten, and gold included in its products during the Reporting Period may have been sourced from conflict-affected and high-risk areas.
The Suppliers did not always identify all the sources of the small portions of tin, titanium, tungsten, and gold in their products. There is a possibility that some of these Conflict Minerals were sourced in Covered Countries. Additionally, some of the Suppliers were unable to identify the sources from third party suppliers or the smelters that were used in the processing of the materials. This gap in information was due primarily to the quality and/or quantity of the information received from some Suppliers and the trace amount of known Conflict Minerals that may be present in the products provided by their third-party suppliers.

5. Future Steps.
The Company will continue to perform due diligence on its business groups to determine whether it is manufacturing or contracting to manufacture any products that may contain Conflict Minerals. If any such products are discovered, the Company will follow the process described above in Section 2 (“Reasonable Country of Origin Inquiry”) and Section 3 (“Conflict Minerals Due Diligence Process”), and will monitor the effectiveness of its policies and processes in compliance with the Act, with the goal of not producing products that contain Conflict Minerals sourced from Covered Countries.